As filed with the Securities and Exchange Commission on August 24, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

NANO-X IMAGING LTD
(Exact name of registrant as specified in charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Communications Center, Neve Ilan, Israel 9085000 (Address of principal executive offices)	9085000 (Zip Code)

Nano-X Imaging Ltd 2019 Equity Incentive Plan
(Full Title of the Plan)

CT Corporation System
28 Liberty Street
New York, NY 10005
(212) 894-8940

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Andrea L. Nicolás, Esq. Yossi Vebman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: +1 (212) 735-3000 Fax: +1 (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.01 per share	4,310,994(2)	$3.42(2)	$14,731,408.31	$1,912.14
(1)
This Registration Statement on Form S-8 (the “Registration Statement”) registers Ordinary Shares of NANO-X IMAGING LTD (the “Registrant”) issuable pursuant to the Registrant’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2019 Equity Incentive Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Ordinary Shares.

(2)
The amount to be registered represents Ordinary Shares issuable upon exercise of outstanding options granted under the 2019 Equity Incentive Plan. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents the weighted average exercise price of these options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information*

Item 2.          Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of this Registration Statement will be sent or given to participants in the 2019 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(i)
the Registrant’s final prospectus filed on August 24, 2020 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Registrant’s Registration Statement on Form F-1 (File No. 333-240209); and

(ii)	the description of the Registrant’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-39461) filed with the Commission on August 18, 2020.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel

Not applicable.

Item 6.          Indemnification of Directors and Officers

Consistent with the provisions of the Israeli Companies Law, 5759-1999 (the “Companies Law”), the Company’s Amended and Restated Articles of Association (the “Articles of Association”) include provisions that exculpate an “office holder” in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. An “office holder” is defined in the Companies Law and the Articles as a director, general manager or a chief executive officer, executive vice president, vice president or any other managers directly subordinate to the general manager or chief executive officer and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title. However, under the Companies Law a company may not exculpate an office holder from liability for a breach of the duty of loyalty,   and may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.

Under the Companies Law, the Israeli Securities Law, 5728-1968 (the “Securities Law”) and the Articles of Association, we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding; provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•
expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, such as (i) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law, or (ii) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (iii) infringements pursuant to the provisions of Chapter I’1 under the Securities Law; and (b) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law; including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

As permitted under the Companies Law, the Securities Law and the Articles of Association, we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the Articles of Association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•
a breach of the duty of fiduciary towards the company, provided that the office holder acted in good faith and had a reasonable basis to believe that his act or omission would not prejudice the company’s interests;

•	a monetary liability imposed on the office holder in favor of a third party;

•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current directors and officers exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance, all subject to limited exceptions This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our current or expected activities. The maximum aggregate amount of indemnification that we may pay to our directors and officers based on such indemnification agreement shall not exceed the greater of (i) in relation to indemnity in connection with an offering to the public of our securities, the aggregate amount of proceeds from the sale by us and/or any of our shareholders in connection with such public offering, (ii) 25% of our total shareholders’ equity pursuant to our most recent financial statements as of the time of the actual payment of indemnification, and (iii) $50 million (in each case as may be increased from time to time by shareholders’ approval). Such indemnification amounts are in addition to any insurance amounts.

However, in the opinion of the Commission, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.          Exemption from Registration Claimed

Not applicable.

Item 8.          Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.          Undertakings

The undersigned Registrant, NANO-X IMAGING LTD undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neve Ilan, Israel, on August 24, 2020.

NANO-X IMAGING LTD

By:	/s/ Ran Polianke
Name: Ran Polianke
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ran Poliakine and Itzhak Maayan, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration of ordinary shares of the registrant under this registration statement, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to this registration statement, to any and all amendments or supplements to this registration statement and to any and all instruments or documents filed as part of or in connection with this registration statement or any and all amendments thereto; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities set forth on the dates  indicated.

Signatures	Title	Date

/s/ Ran Poliakine	Director and Chief Executive Officer (Principal Executive Officer)	August 24, 2020
Ran Poliakine

/s/ Itzhak Maayan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2020
Itzhak Maayan

/s/ Onn Fenig	Director	August 24, 2020
Onn Fenig

/s/ Floyd Katske	Director	August 24, 2020
Floyd Katske

/s/ Erez Meltzer	Director	August 24, 2020
Erez Meltzer

/s/ Richard Stone	Director	August 24, 2020
Richard Stone

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 24th day of August, 2020.

By:	AUTHORIZED REPRESENTATIVE

By:	s/ Richard Stone
	Name:	Richard Stone
	Title:	Director

EXHIBITS

Exhibit No.	Description
4.1
Form of warrants to purchase ordinary shares, dated September 2, 2019, in connection with the warrants originally issued to certain investors by Nanox Imaging PLC in 2016 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).

4.2
Form of warrants to purchase ordinary shares, dated September 2, 2019, in connection with the warrants originally issued to certain finders by Nanox Imaging PLC in 2015 (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).

4.3
Form of warrants to purchase ordinary shares, dated September 2, 2019, in connection with the warrants originally issued to certain finders and employee by Nanox Imaging PLC in 2014 and 2015 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).

4.4
Form of warrants to purchase ordinary shares, issued to A-Labs Finance and Advisory Ltd. (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).

4.5
Warrant to purchase ordinary shares, dated September 2, 2019, issued to SK Telecom TMT Investment Corp. (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).

4.6
Amendment to Warrant to purchase ordinary shares, dated June 4, 2020, issued to SK Telecom TMT Investment Corp. (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).

5.1	Opinion of Amit, Pollak, Matalon & Co., counsel to the Registrant, as to the validity of the ordinary shares (including consent).
23.1	Consent of PricewaterhouseCoopers International Limited, an independent registered public accounting firm.
23.2	Consent of Amit, Pollak, Matalon & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page to Registration Statement).
99.1	Nano-X Imaging Ltd 2019 Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).
99.2	U.S. Sub-Plan (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form F-1 of the Registrant (File No. 333-240209) filed on July 30, 2020).